Exhibit 10.1

PG&E Corporation
300 Lakeside Drive
Oakland, CA 94612

November 29, 2024

Patricia K. Poppe

RE: Amendment to Offer Letter

Dear Patti,

On behalf of PG&E Corporation (the “Company”), I am pleased to amend your November 13, 2020 offer letter (“Offer Letter”) by extending your current employment term for another five-year period through January 4, 2031.

Such term will be subject to automatic renewal for successive one-year terms thereafter unless either party provides a written notice of non-renewal at least 90 days prior to the end of the then-current term.

Your compensation will continue to be subject to an annual performance evaluation and market review and will be submitted for approval at least annually to the independent members of the Company’s Board of Directors. Nothing in this letter shall limit the Company’s ability to amend its employee compensation and benefit programs, plans, policies and arrangements from time to time. You will continue to be an employee at will. Except as expressly amended hereby, the Offer Letter remains in full force and effect in accordance with its terms, as in effect as of the date hereof.

We look forward to your continued service on our executive team.

Sincerely,

/s/ Kerry W. Cooper
Kerry W. Cooper
Chair of the Board of PG&E Corporation

Please acknowledge your acceptance of this offer and the terms of this letter by signing below.

/s/ Patricia K. Poppe
Patricia K. Poppe